Exhibit 99.1

FOR IMMEDIATE RELEASE

Molecular Insight Pharmaceuticals, Inc. Sub-licenses Onalta™

For Development

Cambridge, MA, September 2, 2009 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) today announced that it has completed an agreement to sub-license its Onalta™ brand 90 -Y edotreotide radiotherapeutic in certain countries in Europe, the Middle East, North Africa, Russia and Turkey to BioMedica Life Sciences, S.A., Athens, Greece.

Onalta is a novel radiotherapeutic product candidate under development for the treatment of metastatic carcinoid and pancreatic neuroendocrine tumors in patients whose symptoms are not controlled by conventional therapy. The compound has shown the potential to selectively deliver lethal radiation to cancer cells. Onalta has received Orphan Drug Designation in the EU and the European Medicines Agency (EMEA) has accepted Molecular Insight’s Phase 3 protocol design and plan for EU development. Molecular Insight licensed the rights to edotreotide (the parent compound of Onalta) from Novartis Pharma AG.

At present, there continues to be a worldwide need for effective treatments for metastatic neuroendocrine tumors. An unapproved version of 90-Y edotreotide is currently used in some European countries as a compassionate use therapy.

The agreement provides BioMedica an exclusive sub-license to intellectual property rights and know-how of Molecular Insight and Novartis with respect to Onalta. Under the agreement, BioMedica is expected to perform clinical studies and market, distribute and commercialize Onalta in the specified territories and secure all regulatory approvals. Under the terms of the agreement, BioMedica will purchase finished product, including compassionate use and clinical trial supplies exclusively from Molecular Insight for a five-year period, with a five-year renewal option. Molecular Insight continues to retain all rights to all other markets and territories, including the United States, Japan and Asia.

Under terms of the agreement, Molecular Insight will receive an initial, nonrefundable payment of $4.4 million and will be eligible to receive additional regulatory milestone payments. Overall, Molecular Insight could receive more than $10 million in total regulatory milestone and upfront payments, net of license payments. Molecular Insight also is eligible to receive milestone and tiered royalties on Onalta sales.

Molecular Insight President and Chief Executive Officer Daniel L. Peters said, “This agreement will advance an innovative therapy for inoperable neuroendocrine tumors into pivotal trials. This collaboration also is a first step in Molecular Insight’s strategy to advance the Company’s broad pipeline of five clinical candidates through collaborations with partners, as well as through the Company’s own development efforts. This agreement is value creating for Molecular Insight and BioMedica in that it provides both companies near-term revenue generated from compassionate use in Europe and long-term value from revenues resulting from the approved product.”

Yannis Vitsaras, BioMedica’s Chairman and Chief Executive Officer, commented, “We view Onalta as an important addition to the treatment options available to patients throughout Europe who suffer at the hands of GEP-NET tumors (gastroenteropancreatic neuroendocrine). Our faith in this important targeted radiopharmaceutical stems from the promising data generated in preclinical and clinical studies. We are excited by this important opportunity for our company and look forward to working closely with our friends and colleagues at Molecular Insight Pharmaceuticals.”

Molecular Insight Pharmaceuticals, Inc. Licenses Onalta™ to BioMedica Life Sciences, S.A.

About Onalta

Onalta is a novel radiotherapeutic candidate for targeting metastatic carcinoid and pancreatic neuroendocrine tumors in patients whose symptoms are not controlled by current somatostatin analogue therapy.

Neuroendocrine tumors are a type of cancer that arises from neuroendocrine cells and can occur in different parts of the body. A somatostatin analogue is a synthetic compound, in this case a peptide, which functions in the body in a manner similar to the hormone somatostatin, which regulates a variety of other metabolic hormonal functions. Onalta binds selectively to tumor cells that have receptors for the peptide hormone somatostatin on their surface and serves as a carrier for targeted delivery of a lethal dose of radiation to the cancer cells through the radioactive decay of yttrium-90.

Molecular Insight licensed the rights to edotreotide (the parent compound of Onalta) from Novartis Pharma AG, which had developed the product through Phase 2 clinical trials, accumulating data from more than 300 patients.

About BioMedica Life Sciences S.A.

BioMedica Life Sciences is a growing European biopharmaceutical company, based in Athens, Greece that develops, markets and distributes a diversified portfolio of radiopharmaceutical, specialized therapeutic and diagnostic products and services. The company is the leading regional marketer and distributor of radiopharmaceuticals in South Eastern Europe, with growth plans to expand into the major markets of Europe. The company has invested in research and development programs, which have resulted in a promising portfolio of novel diagnostic and radiopharmaceutical products that are advancing into clinical development. The company’s lead development product, Demogastrin™, is a novel molecular imaging product that has secured European Regulatory Approval to start clinical development.

BioMedica collaborates with the leading Greek Universities and maintains strategic alliances with the country’s most significant Research Centers.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and is a pioneer in the emerging field of molecular medicine. The Company is focused on the discovery and development of therapeutic radiopharmaceuticals and targeted molecular imaging in oncology and cardiology. Molecular Insight has five clinical-stage candidates in development. In addition to Onalta™, the Company’s other oncology candidates include Azedra™, currently in a pivotal trial for pheochromocytoma, Solazed™ for treatment of malignant metastatic melanoma, and Trofex™ for detecting metastatic prostate cancer. Zemiva™ is being developed for the diagnosis of acute myocardial ischemia. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about our financial performance, our corporate strategy, the development of Onalta™, Azedra™, Solazed™, Trofex™ and Zemiva™, and our other product candidates, and our pivotal clinical trial program and anticipated regulatory requirements, and the potential amount of total regulatory milestone and upfront payments that we could receive from this agreement. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in our ability to obtain regulatory approval for product candidates; difficulties or delays in BioMedica’s ability to obtain regulatory approval for

Molecular Insight Pharmaceuticals, Inc. Licenses Onalta™ to BioMedica Life Sciences, S.A.

Onalta in the specified territories; risks related to certain retained rights of Novartis under its license agreement with Molecular Insight; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov/. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com/. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:
Investors	Media
Deborah S. Lorenz	Martin A. Reynolds
Senior Director	Manager
Investor Relations and Corporate Communications	Corporate Communications
(617) 871-6667	(617) 871-6734
dlorenz@molecularinsight.com	mreynolds@molecularinsight.com

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